Exhibit 99.1


                SECURED DIGITAL REPORTS RECORD REVENUE FOR 2004;
                  Revenue for First Quarter 2005 Up 46 Percent


NEW YORK - (Business Wire) April 18, 2005 - Secured Digital Applications, Inc. (OTCBB:SDGL), which reported an increase in revenue of $4.8 million in its annual report filed April 15 with the Securities & Exchange Commission, today said that it expects to report a record first quarter with revenue up some 46 percent over the comparable period in 2004.

The Company estimated that it will report record revenue of $6.5 million for the first quarter of 2005, compared to $4.48 million during the first three months of 2004.

Patrick Lim, Chairman and CEO, attributed the record quarter to the Company's restructuring during 2003 and 2004 and the expansion of the company's lines of business into such areas as biometric security products, retail electronics and secured shipping.

"The growth that we are seeing quarter over quarter is strong evidence that Secured Digital is greater than the sum of its parts," Lim said. "Not only did our expansion into new lines of business add substantial revenue to the top line, but because these businesses complement each other, we are generating additional revenue for our pre-existing businesses."

Secured Digital has seen its revenue grow by 387 percent over the last five fiscal years. For the year ended December 31, 2004, the Company's revenue was $20.4 million, up 29 percent from the prior year. The Company has also posted net profit in each of the past three fiscal years.

Secured Digital is a holding company for a group of majority-owned operating companies that include Perwimas Telecommunications Sdn Bhd, Gallant IT Holdings Sdn Bhd, Innospective Sdn Bhd and Armor Multi Systems Sdn Bhd. The businesses provide value added information systems integration, biometric security products, broadband telecommunications services; secured shipping and supply chain management services. In addition, during 2004, Secured Digital, through the acquisition of a majority interest in Gallant, one of Malaysia's largest Apple retailers, entered the retail electronics market.

"We believe that each of these lines of business has the potential for significant additional growth," Lim said. "Our strength has always been to find practical solutions and applications for digital technologies. The complementary nature of our lines of business has greatly improved our ability to compete in a growing and vibrant market."

The Company reported in its annual report for 2004 that it had disposed certain holdings in its secured shipping and logistics line of business, but said that it was aggressively pursuing additional targets for acquisition.

"We have always taken pride in the fact that this business has paid its own way through this growth process," Lim said. "Although we continue to pursue growth opportunities, each of the lines of new business have to be viable in their own right."

Lim also reported that the Company which currently operates principally as a backhaul service provider for other broadband and telecommunications providers, will focus more effort to developing its broadband business in 2005.

"We believe that the broadband market has improved substantially and that there are new opportunities for us to further develop this line of business," Lim said. "In particular, we see the development of Voice Over IP telephony as providing an impetus for new growth in the broadband area."

                                        Summary of Revenue 2000-2004
--------------------------------------------------------------------------------------------------------------
Fiscal Year                      2004             2003            2002           2001              2000
--------------------------------------------------------------------------------------------------------------
Revenue                       $20,438,030      $15,858,153    $12,540,506     $4,958,421          $4,193,513
--------------------------------------------------------------------------------------------------------------
Increase Over Prior
Year                           $4,579,877       $3,317,647     $7,582,085       $764,908          $2,411,470
--------------------------------------------------------------------------------------------------------------
Percentage Growth Over
Prior Year                         28.88%           26.46%        152.91%         18.24%             135.32%
--------------------------------------------------------------------------------------------------------------

About Secured Digital Applications:

Secured Digital Applications, Inc. (formerly known as Digital Broadband Networks, Inc.) and its subsidiaries are involved in the development of practical applications for digital technology in home and industry. The SDGL companies include businesses that focus on the integration and provision of secured shipping and supply chain management service; the sale of biometrics security systems; and development of Web based interactive multimedia content; systems integration, servicing of computers, the sale of the EyStar SmartHome
Management System, broadband modems, IP cameras, Apple computers and peripherals. For more information, please visit www.digitalapps.net, www.eystar.com and www.gallant-it.com.my.

Safe Harbor Statement:

Information contained herein contains forward-looking statements and information that are based upon beliefs of, and information currently available to, management, as well as estimates and assumptions made by management. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes", "expects", "is expected", "intends", "may", "will", "should", "anticipates", "plans" or the negative thereof. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to vary materially from historical results or from any future results expressed or implied in such forward-looking statements. Secured Digital Applications, Inc. does not undertake to update, revise or correct any forward-looking statements. Investors are cautioned that current results are not necessarily indicative of future results, and actual results may differ from projected amounts. For more complete information concerning factors that could affect the Company's results, reference is made to the Company's registration statements, reports and other documents filed with the Securities and Exchange Commission. Investors should carefully consider the preceding information before making an investment in the common stock of the Company.


Contact:

Valerie Looi/Jay McDaniel
Secured Digital Applications, Inc.
Phone: 011 (603) 7955 4582/(201) 399-4346

e-mail: valerie.looi@digitalapps.net